Exhibit 10.3

Biofrontera Inc.

Summary of Director Compensation

The following is a summary of the currently effective compensation of the Directors of Biofrontera Inc. (the “Company”) for services as Directors, which is subject to modification at any time by the Board of Directors (the “Board”) or the Compensation Committee of the Board, as applicable.

Retainers and Meeting Fees

The following table sets forth the retainer fees to be paid to the non-employee directors of the Company:

Board of Directors:
All non-employee members	$40,250
Additional retainer for non-executive chairperson	$30,000

Audit Committee:
Members	$8,000
Additional retainer for chair	$8,000

Compensation Committee:
Members	$6,000
Additional retainer for chair	$9,000

Nominating and Corporate Governance Committee:
Members	$5,000
Additional retainer for chair	$5,000

Such retainer fees shall be payable in four equal quarterly installments, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Board or any committee of the Board.

Equity Compensation – Annual Grants

Each director shall receive an annual award of common stock of the Company equal to a cash value of $58,433, with said shares being subject to annual approval of the Board at the time of said award.